Standard Register

P.O. Box 1167  •  Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF THE STANDARD REGISTER COMPANY

To All Shareholders:

      The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 26, 2007, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

(1)	To set the number of directors at seven and to elect a board of directors;

(2)	To amend the Code of Regulations to authorize direct registration of shares;

(3)	To transact such other business as may properly come before the annual meeting.

      The board of directors has fixed the close of business on February 26, 2007, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

      A copy of Standard Register’s annual report for its fiscal year ended December 31, 2006, is enclosed. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Senior Vice President, General Counsel
& Secretary

 Dayton, Ohio

 March 16, 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES AS DESCRIBED ON YOUR PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:

600 Albany Street

Dayton, Ohio 45408

(937) 221-1000

Mailing Date: March 16, 2007

We are mailing this proxy statement along with the notice of annual meeting of shareholders of The Standard Register Company, to all holders of our stock as of February 26, 2007, which is the record date for the annual meeting. We had outstanding, on the record date, _________ shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes). Shareholders as of the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 26, 2007, at 11:00 a.m. The proxies are solicited on behalf of our board of directors.

      At the annual meeting, the shareholders will: (1) set the number of directors at seven and elect a board of directors; (2) consider amending the Code of Regulations to authorize direct registration of shares; and (3) transact such other business as may properly come before the annual meeting.

 VOTING YOUR SHARES

      Standard Register offers electronic delivery of proxy materials and voting over the Internet to most shareholders. The enclosed proxy card describes how you may vote electronically, and register to receive future shareholder communications electronically. You may also vote by completing the proxy card and mailing it in the envelope provided.

     All shareholder votes, properly cast in person or by proxy, and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

    You may revoke your proxy at any time before its exercise, in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

   The board of directors currently has seven members, and the board recommends maintaining that number of directors.

   In early December 2006, our long-time Chairman of the Board, Paul H. Granzow, died.  Mr. Granzow served as Chairman for over twenty years, providing wise and steady leadership. The entire Standard Register family was saddened by his passing.

   As a result of Mr. Granzow’s death, the board is currently comprised of seven directors.   All current directors are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

   The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

   Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

   Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

   The board of directors recommends that you vote FOR setting the number of directors at seven and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

   All nominees recommended by the board of directors for election were previously elected as directors by the shareholders. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

Roy W. Begley, Jr.*	51	1994

   Since August 2006, Mr. Begley has been Senior Vice President, Investment Officer at Key Private Bank group of KeyCorp.  Between March 2003 and August 2006, Mr. Begley was Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. From July 1999 to March 2003, he served as Vice President and Investment Officer with McDonald Financial Group. Until December 7, 2006, he served as Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee of the board of directors.  On December 7, 2006, Mr. Begley was elected Chairman of the Compensation Committee.  He remains a member of the Corporate Governance and Nominating Committee, but as of December 7, 2006, is no longer Chairman.

F. David Clarke, III	50	1992

   Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation since December 1990.  Effective December 2, 2006, Mr. Clarke was elected as Chairman of Standard Register’s Board of Directors. Mr. Clarke was Chairman of the Compensation Committee for all its meetings in 2006, and remains a member following the election of Mr. Begley as Chairman of the Compensation Committee in December 2006.  Mr. Clarke is also a member of the Audit and Executive Committees of the board of directors.

Sherrill W. Hudson	63	2002

   Mr. Hudson has been Chairman and Chief Executive Officer of TECO Energy, Inc., an integrated energy provider, since July 2004. He retired from Deloitte & Touche, LLP, in August 2002, after 37 years of service. The last 19 years with Deloitte were spent in Miami, Florida, as Managing Partner for South Florida, which included oversight responsibility for Deloitte’s Florida and Puerto Rico offices for most of that time. Mr. Hudson is a director of TECO Energy, Inc., Publix Super Markets, Inc., and A. Duda & Sons, Inc. He is Chairman of the Audit Committee and a member of the Compensation Committee of the board of directors.  In December 2006, Mr. Hudson was elected to the Executive Committee of the Board of Directors.

Dennis L. Rediker	63	1995

   Mr. Rediker has been President and Chief Executive Officer of Standard Register since June 2000. Mr. Rediker has served as a director of Martin Marietta Materials, Inc., since September 2003, and currently serves on their Finance and Ethics, Health and Safety Committees. Mr. Rediker is a member of Standard Register’s Executive Committee.

Ann Scavullo	60	1996

   Ms. Scavullo has been a principal in Churchill Investor Services since January 1999.  She is a member of the Audit, Compensation and Corporate Governance and Nominating Committees of the board of directors.

John J. Schiff, Jr.	63	1982

    Mr. Schiff has been Chairman and Chief Executive Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation since 1999.  From 1999 to Feb. 2006, he served as Chairman, President & CEO of The Cincinnati Insurance Company as well as Chairman and Chief Operating Officer of The Cincinnati Insurance Company and Cincinnati Financial Corporation from 1998-1999.  He is a director of Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency.  He is a member of the Audit Committee of the board of directors.

John Q. Sherman, II*	53	1994

   Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging.  In December 2006, Mr. Sherman was elected Chairman of the Corporate Governance and Nominating Committee, on which he had served as a member.  He is also a member of the Compensation Committee, and is the Presiding Director of meetings of non-management directors.

*	Roy W. Begley, Jr., and John Q. Sherman, II, are first cousins.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

   This table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of the outstanding class A stock and common stock of Standard Register as of December 31, 2006.

Name and				Percent of
Address of				Combined
Beneficial		Number	Percent	Voting
Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr., Nicholas C. Hollenkamp, and James L. Sherman, Trustees (1)	Class A	2,516,856	53.27	38.43
600 Albany Street Dayton, Ohio 45408	Common	5,810,508	23.97

Mary C. Nushawg(2)	Class A	419,476	8.88	6.43
600 Albany Street	Common	981,341	4.05
Dayton, Ohio 45408

James L. Sherman(2)	Class A	419,476	8.88	6.75
600 Albany Street	Common	1,048,140	4.32
Dayton, Ohio 45408

Patricia L. Begley(2)	Class A	419,476	8.88	6.40
600 Albany Street	Common	968,418	3.99
Dayton, Ohio 45408

The Fifth Third Bank(3),	Class A	1,081,392	22.89	16.72
Trustee	Common	2,595,312	10.71
Cincinnati, Ohio 45202

The Fifth Third Bank(4),	Class A	1,071,624	22.68	16.57
Trustee	Common	2,571,912	10.61
Cincinnati, Ohio 45202

(1)

John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family.  The trustees of that trust at year-end 2006 were Roy W. Begley, Jr., Nicholas C. Hollenkamp, and  James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s three surviving children, and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)

Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than 5% of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)

William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)

William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

Security Ownership of Directors and Executive Officers

   Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on December 31, 2006, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr.(1)(2)(5) Director	Common	8,328	.034	.017
Craig J. Brown(2)(3)
Sr. Vice President, Treasurer & Chief Financial Officer	Common	271,817	1.121	.568
F. David Clarke, III(2)(4) Chairman of the Board	Common Class A	15,889 5,096	.067 .108	.086
Thomas M. Furey (2) Vice President, Chief Supply Chain Officer, and General Manager, Document & Label Solutions	Common	19,369	.080	.040
Sherrill W. Hudson(2)(7) Director	Common	6,000	.025	.013
Kathryn A. Lamme(2) Sr. Vice President, General Counsel & Secretary	Common	108,819	.449	.227
Joseph P. Morgan, Jr.(2) Vice President, Chief Technology Officer & General Manger, On Demand Solutions	Common	79,156	.327	.165
Dennis L. Rediker(2)(6) Director, President & Chief Executive Officer	Common	304,453	1.256	.636
Ann Scavullo(2) Director	Common	8,480	.035	.018
John J. Schiff, Jr.(2) Director	Common	67,700	.279	.141
John Q. Sherman, II(2) Director	Common	17,777	.062	.032
All current executive officers and directors as a group (12 persons) (2)	Common Class A	974,029 5,096	4.018 .108	2.035 .053

(1)

Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)

Includes the following options to purchase Standard Register common stock exercisable before April 27, 2007: Roy W. Begley, Jr.- 4,000 shares; Craig J. Brow 209,815 shares; F. David Clarke, III-4,000 shares;  Thomas M. Furey-6,500 shares;   Sherrill W. Hudson- 4,000 shares; Kathryn A. Lamme- 58,120 shares: Joseph P. Morgan- 52,772 shares; Dennis L. Rediker- 97,435 shares; Ann Scavullo-4,000 shares; John Q. Sherman, II-4,000 shares; John J. Schiff, Jr.- 4,000 shares; and all executive officers and directors as a group- 480,740 shares.

(3)

Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares. Todd J. Brown, a child of Craig J. Brown, owns 50 shares of Standard Register common stock. Craig J. Brown also disclaims beneficial ownership of these shares.

(4)	F. David Clarke, III, and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted.

(5)

Roy W. Begley, Jr. (along with Nicholas C. Hollenkamp and James L. Sherman) was appointed as a trustee under the Will of John Q. Sherman on December 20, 2006. The trustees have the power to vote shares held in the separate trusts in the event that the beneficiaries of the trusts eligible to vote the shares in their trust do not desire to exercise that right. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents _______% of the outstanding votes of the company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(6)

Sharon A. Rediker, the wife of Dennis L. Rediker, owns 581 shares of common stock, as to which Mr. Rediker disclaims beneficial ownership. Mrs. Rediker is also the custodian of 780 shares of common stock for the benefit of her grandchildren, as to which Mr. Rediker disclaims beneficial ownership.

(7)	These shares are held jointly with Mr. Hudson’s wife, Mary Ann Hudson.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers and holders of 10% or more of our common stock have been made in a timely manner.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

   The board has adopted Corporate Governance Guidelines to provide principles for the company’s governance processes.  These Guidelines address, among other topics, director selection and qualifications, director responsibilities, and board and committee structure.  The Corporate Governance Guidelines are reviewed periodically and updated as deemed appropriate.

Code of Ethics

   The board has adopted a Code of Ethics and emphasized that directors, and all company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the company’s Web site, www.standardregister.com by clicking on the “About SR” section. Printed copies of the Code of Ethics are available by contacting the Corporate Secretary’s office, 600 Albany Street, Dayton, Ohio 45408.

Director Independence

   The board, assisted by the Corporate Governance and Nominating Committee, annually assesses the independence status of all directors for purposes of Board and Committee memberships.  Using the “Independence Criteria” adopted by the board in conformity with New York Stock Exchange Listing Standards, as amended, the board adopted findings with respect to the independence of each director.  Directors Roy W. Begley, Jr., F. David Clarke, III, Sherrill W. Hudson, Ann Scavullo, John J Schiff, Jr., and John W. Sherman, II, were determined to be independent.  CEO Dennis L. Rediker was considered not independent since he is an employee of the company.  The late Chairman, Paul H. Granzow, who died in December 2006, was also deemed not independent by virtue of the fact he was an employee of the company.  All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors.

  The Committee and board also considered commercial ordinary-course transactions with respect to several directors as it assessed independence status, and concluded these transactions did not impair director independence.  Specifically, the company uses the insurance broker services of Cincinnati Financial.  Director John J. Schiff, Jr. is Chairman of the Board of Cincinnati Financial.  The amount paid by the company to Cincinnati Financial in 2006 was considerably under the thresholds set in the Independence Criteria with respect to both companies.  Additionally, the company sells products and services in the ordinary course of business to KeyBank, and KeyBank is the lead bank in the company’s credit facility.  Director Roy W. Begley, Jr. is a Senior Vice-President of Key Private Bank group of KeyBank.  However, these transactions do not approach the thresholds described in the Independence Criteria for either KeyBank or the company with respect to 2006 revenues or expenditures.  The transactions between the company and Director John Q. Sherman, II, disclosed below in the section “Certain Transactions”, were deemed not to impair his independence as the dollar amounts were considerably under the threshold set forth in the Independence Criteria.

  The Independence Criteria used by the Corporate Governance and Nominating Committee and full Board is available on the company’s website, www.standardregister.com, by clicking “About SR”, and following the link to Independence Criteria.

Related Party Transaction Policy

   The company is required to report certain related party transactions between the company and certain related parties, including directors, executive officers, nominees for the board, beneficial owners of 5% or more of any class of the company’s voting securities, and any of the foregoing person’s immediate family members. The board, assisted by the Corporate Governance and Nominating Committee, has adopted a written policy which establishes an approval process for related party transactions.  The policy prohibits all related party transactions unless the company’s Audit Committee determines in advance of the company entering into any such related party transaction that the transaction is conducted on terms that are fair to the company. In order for the Audit Committee to approve a related party transaction the Audit Committee must be satisfied that it has been fully informed as to the direct and indirect interests, relationships and conflicts or potential conflicts present in the proposed transaction.  The Audit Committee must determine that, being fully apprised of the proposed transaction, it believes that the transaction is fair to the company and, if necessary, the company has developed an appropriate plan to manage any conflicts or potential conflicts of interest.   In the event an Audit Committee member or his or her immediate family member is a related person with respect to a transaction presented to the Audit Committee, such Audit Committee member will not participate in the determination whether to approve the transaction.

   In the event that the company enters into a related party transaction that has not received approval by the Audit Committee, or a transaction that was not originally a related party transaction becomes a related party transaction, the Audit Committee must review such transaction promptly, and may ratify such transaction, provided that, in such case, unless there is otherwise a compelling business or legal reason for the company to continue with the transaction, the Audit Committee may only ratify the transaction if it determines that (i) the transaction is fair to the company, and (ii) any failure to comply with the policy was not due to fraud or deceit. The General Counsel of the company is responsible for ensuring that the Policy is distributed to all officers, directors, nominees for the Board, and beneficial owners of 5% or more of any class of the company’s voting securities.  Such officers, directors, nominees for the Board, and beneficial owners are responsible for informing their immediate family members of the Policy. The General Counsel is also responsible for requiring that any proposed transaction be presented to the Audit Committee for consideration before the company enters into any such transactions.

Certain Transactions

   John Q. Sherman, a director of the company, has represented A. Rifkin Company as an independent manufacturer’s representative since 1985.  A. Rifkin Company supplies certain security bag products to the banking industry.  One of the customers to which Mr. Sherman represented A. Rifkin Company since 1985 was The Fifth Third Bank (“Fifth Third”).  Fifth Third’s trust department holds shares in the company as disclosed in the “Voting Securities and Principal Holders” table.  Fifth Third was a customer of A. Rifkin company for many years prior to 1985, as well.  In 2005, A. Rifkin Company’s revenue from Fifth Third was approximately $177,000, on which Mr. Sherman received a sales commission.  In 2004, Mr. Sherman also began to directly sell certain transfer cases to Fifth Third, under a written agreement that runs through August 2007.  In 2005, these direct sales resulted in approximately $32,600 of gross revenue to Mr. Sherman.

   In October 2005, the company’s contracted with Fifth Third to provide a broad range of services to Fifth Third, including purchasing, inventory management, fulfillment, distribution and other services in addition to its traditional role of supplying printed materials.  As part of this expanded relationship, the company assumed responsibility for sourcing and purchasing for Fifth Third the products provided by both A. Rifkin Company and Mr. Sherman.  In late 2005, therefore, the company began to purchase these items from A. Rifkin Company and Mr. Sherman for resale to Fifth Third.

   The revenue received by Mr. Sherman in connection with these transactions in 2006 was $164,277.  During 2006, Mr. Sherman sold the company $55,302 worth of products on behalf of A. Rifkin.

   The company sells Fifth Third printed products, banking documents, and services, in the ordinary course of business and on terms and conditions similar to those offered other company customers.

   In 2006, the Audit Committee and board reviewed the transactions between the company and Director John Q. Sherman, II, and concluded the transactions do not impair Mr. Sherman’s independence.

Board Meetings and Director Attendance at Annual Meeting of Shareholders

   In 2006, the board met seven times.  All current directors attended at least 75% of the board meetings, and the meetings of committees on which each director served.

   Directors all stand for election or reelection at each annual meeting of shareholders.  Directors make every effort to attend the annual meetings, and, in fact, all directors have been in attendance at the last three annual meetings of shareholders.  While the board does not have a formal “policy” in this regard, its clear practice is for all directors to be present at the annual meeting of shareholders.

Board and Committee Structure

   The board has three standing committees:  Corporate Governance and Nominating, Compensation and Audit.  In addition, in 2006, as in other years as deemed desirable, the Board authorized formation of an Executive Committee.

Corporate Governance and Nominating Committee

   The Corporate Governance and Nominating Committee met four times in 2006.  All members of the Committee attended all Committee meetings held in 2006.  The Committee was chaired by Roy W. Begley, Jr. during all its meetings in 2006.  Other Committee members are Ann Scavullo and John Q. Sherman, II.  All members of the Committee are independent.

   The board has adopted a Charter for this Committee.  It is reviewed annually and updated as appropriate.  It is available on the company’s website, www.standardregister.com, at “About SR”.

  The Corporate Governance and Nominating Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory and listing standard requirements. In addition, the Committee oversees the company’s succession planning process and director nomination process.  The Committee provides leadership to the board of directors and other committees in performing annual self-assessments. These self-assessments gives the board and Committees insight into how they are performing their roles in the corporate governance process. The Corporate Governance and Nominating Committee conducted an assessment of its own performance as part of this process.

Director Nominating Process

   The Corporate Governance and Nominating Committee, and the board, in performing their director-nomination function, identify director candidates from a range of sources.  Primary among these sources are recommendations from current directors and major shareholders.  The Committee and board have not engaged a third party to assist in the director nomination process, and have paid no fees in that regard.

   Director candidates are evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the company operates, leadership, strategic understanding, and independence.  These factors are considered in the context of the current composition of the board.  A candidate is evaluated against these criteria regardless of the source of the recommendation.  There are no “minimum requirements” as such, although integrity and judgment are considered absolute requirements.  Rather, the Board examines all capabilities, skills and experience in evaluating director candidates.

   The policy of the Committee and board is to consider recommendations for director candidates from any interested party, especially shareholders.  Shareholders and other interested persons who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Corporate Governance and Nominating Committee, in care of the Corporate Secretary, 600 Albany Street, Dayton, Ohio 45408.  The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder or interested party, and the candidate.   Such candidates will be evaluated using  the same criteria as candidates proposed from other sources.  There have been no material changes to the process by which shareholders and interested parties may recommend nominees to the Board.

   All nominees recommended by the board for election at the 2007 Annual Meeting of Shareholders are standing for re-election.

Audit Committee

   The Board has established a separately-designated standing audit committee for purposes of overseeing the accounting and financial reporting processes of the company, and audits of its financial statements.

   The Audit Committee met seven times in 2006.  All members of the Committee attended at least 75% of the meetings held in 2006.  Sherrill W. Hudson is Chair of the Audit Committee.  The others members of the Committee are F. David Clarke, II, Ann Scavullo, and John J. Schiff, Jr.  The board has determined that all members of the Committee are independent directors, and meet the financial literacy requirements of the New York Stock Exchange.

   The board adopted an Audit Committee Charter in April 2000.  It is reviewed annually, and updated as appropriate.  It is available on the company’s website, www.standardregister.com, at “About SR”.

   The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial  reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the company, and the independent auditor’s fulfillment of its role in the financial reporting process.  The Committee has sole authority for appointing and assessing the independent auditors, and setting their fees.  Additionally, the Committee administers compliance with the company’s Code of Ethics.  To that end, the Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the company’s external Web site by clicking on “About SR”, as more fully in described in the later section “Contact Information”.  Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

   The board has determined that independent director Sherrill W. Hudson satisfies the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002.  Specifically, the board has concluded that Mr. Hudson’s 37-year career with Deloitte & Touche, a firm of certified public accountants qualifies him as an “Audit Committee financial expert”.  Mr. Hudson’s experience with respect to audits of financial statements of publicly held companies, internal controls, application of GAAP and audit committee functions, and his independence as a board member, meet the criteria for “Audit Committee financial expert”.  In addition, the board has determined that all members of the committee meet the financial literacy requirements of the New York Stock Exchange.

Compensation Committee

   The Compensation Committee met eight times in 2006.  All members attended at least 75% of Committee meetings held in 2006.  F. David Clarke, II chaired the Committee for all its meetings in 2006.  Other members are Roy W. Begley, Jr., Sherrill W. Hudson, Ann Scavullo and John Q. Sherman, II.  All members of the Committee are independent directors.

   The Board has adopted a Charter for the Compensation Committee.  It is reviewed annually, and updated as appropriate.  It is available on the company’s website, www.standardregister.com, at “About SR”.

   The Compensation Committee has sole responsibility for determining compensation for the Chief Executive Officer, and it recommends compensation for other executive officers to the board for approval. The Committee administers the equity and other compensation plans described in the executive compensation disclosures included in this proxy statement.  It is responsible for reviewing and recommending to the board the annual retainer and other fees and grants for directors in connection with service on the board and committees.

The Compensation Committee is authorized to establish and review the compensation strategy of the company in order to align organizational strategies, goals, and performance with appropriate compensation rewards to executive officers and directors.  It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data and other appropriate factors.  The Committee also has authority to make grants of stock awards to executive officers and senior management.  It may recommend to the board, and to shareholders, new equity incentive plans or amendments to existing plans.  The Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation, to advise with respect to market data, competitive information,  executive compensation trends and other matters as requested.

   In most years, the Committee has established a discretionary pool of equity awards and delegated to the Chief Executive Officer and General Counsel the granting of such awards for purposes of new hire incentives, spot awards and recognition, and the like.  The General Counsel provides the Committee with an accounting of any discretionary grants made during the year.  In 2006, the Chief Executive Officer and General Counsel made grants of 20,577 shares.  None of these discretionary grants have been to executive officers or directors.

   The Committee has not delegated any other of its accountabilities to any persons.

   Executive officers work with the Committee and its independent compensation consultant to propose compensation features that provide appropriate incentives to meet company goals and reward performance.  The primary role of executive officers in this regard is to identify and discuss components of the company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals.  Mr. Rediker discusses with the Committee his evaluation of the performance of each executive officer, which the Committee takes into account in recommending compensation for executive officers other than the CEO. Executive officers participate and give input into the work valuation analysis undertaken by the Committee with respect to each executive officer role.   In 2006, Mr. Rediker, Chief Executive Officer, recommended that annual bonus targets for executive officers be reduced by half for meeting plan.  In past years, and for 2007, he recommended no salary increases for executive officers, other that for the Chief Financial Officer, who’s compensation appeared to be below market according to competitive market data.

The Committee has directly retained an independent compensation consultant, Semler Brossy Consulting to assist in its duties.  Semler Brossy Consulting is not otherwise engaged to perform work for the company.   Semler Brossy is retained for a number of purposes, including:  to perform an annual competitive assessment of compensation programs and practices, build and maintain an internal work valuation tool for Committee decision-making,  construct an appropriate peer group, provide market competitive compensation data, recommend appropriate mix of compensation elements, assist the Committee in performing the Chief Executive Officer performance evaluation, review and comment on management recommendations such as proposed grants of stock awards to non-officer management, and update the Committee on emerging trends.  Semler Brossy’s representative, who has worked with the Committee for three years, attends all Committee meetings.

  The Compensation Committee of the board is composed solely of independent directors named above, none of whom have any interlocking relationships with the company that are subject to disclosure.  No committee member is, or was during 2006, a current or former executive officer or employee of the company

Executive Committee

   The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee met once in 2006. For the one meeting of this Committee in 2006, Mr. Paul H. Granzow was Chairman, and Messrs. Clarke and Rediker were the other members.  Following Mr. Granzow’s death in December 2006, Mr. Clarke was appointed Chairman of the Executive Committee and Mr. Hudson was appointed to the Executive Committee.  Mr. Rediker remained on the Committee.  The Committee has no separate charter, but its authority is established by resolution of the board of directors.  Of the Executive Committee members who served in 2006, Messrs. Clarke and Hudson are considered independent, and Messrs. Granzow and Rediker were not considered independent.

Contact Information and Corporate Governance Document Availability

  The board and its committees have established processes for shareholders and interested parties to contact the Presiding Director, Audit Committee and Board.  Director John Q. Sherman, II, has been selected to preside at the meetings of non-management directors of the board of directors to be held in 2007.

   Shareholders and interested parties may communicate with Mr. Sherman, and with the Audit Committee through the company’s Web site, www.standardregister.com at the “About SR” section by clicking on “Corporate Governance”.   Communications for the board, the presiding director and the Audit Committee may also be sent to the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408.  All communications to the board, the presiding director and the Audit Committee will be forwarded by the Corporate Secretary to the appropriate director(s).

   The Charters of all board committees, the Corporate Governance Guidelines, the Code of Ethics, and the Independence Criteria, may be accessed on the company’s Web site www.standardregister.com at the “about SR” section by clicking on “Corporate Governance”.   Printed copies of these documents are available upon request by contacting the Corporate Secretary’s office, at the address noted above.

AUDIT COMMITTEE REPORT

  During 2006, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to filing of the company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2006 year-end audited financial statements with executive management, including the chief financial officer, and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the company’s financial statements, and the independent auditors are responsible for examining the statements.

  In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the company’s financial statements. The company’s internal auditor also met with the Committee, both in the presence of management and privately, in order to review the effectiveness of the company’s internal controls and the internal auditor’s responsibilities in that regard, and other compliance and audit matters. The company has maintained an internal audit function for many years. In addition, the Committee conducted regular private meetings with General Counsel, and with management, including the chief financial officer and corporate controller.

  The Audit Committee received and discussed periodic reports of management and the internal auditor, with respect to design and assessment of the company’s internal controls over the financial reporting process.  The Committee further received and discussed the report of the independent auditors with respect to their audit of internal controls over financial reporting performed by the independent auditors in conjunction with the audit of the company’s financial statements, as set forth in Public Company Accounting Oversight Board Auditing Standard No. 2.

    The Audit Committee received the independent auditor’s written statement required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” This written statement described any relationships between the independent auditors and the company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

  Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K, for fiscal year ending December 31, 2006, for filing with the Securities and Exchange Commission.

Sherrill W. Hudson, Chair

   F. David Clarke, II

   Ann Scavullo

   John J. Schiff, Jr.

Independent Registered Public Accounting Firm Information

With respect to the 2006 and 2005 fiscal years, the company paid fees to Battelle & Battelle, LLP, its independent auditors, as follows:

FEES TO INDEPENDENT AUDITOR	FY 2006	FY 2005

Audit Fees	$878,000	$954,300
Audit-Related Fees	67,820	64,800
Tax Fees	0	7,000
All Other Fees	0	0

Total Fees	$945,820	$1,026,100

   The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services, and the minimal tax fees noted on the table above. Audit-related, tax fees beyond the minimal amount in the engagement letter, and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related and tax fees paid to Battelle & Battelle, LLP, with respect to the 2006 audit year were pre-approved by the Audit Committee.

   The category of audit fees includes the audit of Standard Register’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Battelle & Battelle, LLP, in connection with statutory and regulatory filings or engagements.

   Audit-related fees consist of assurance and related services provided by Battelle & Battelle, LLP, that were reasonably related to the performance of the audit or review of our financial statements. It included fees billed in 2006 and 2005 for the audit of our benefit plans and accounting consultation.  The audit-related fees are for services generally required to be performed by Battelle & Battelle, LLP, because they follow upon and are linked to Battelle & Battelle, LLP’s audit of the company’s consolidated financial statements.

   Tax fees consist of professional services performed by Battelle & Battelle, LLP for tax consultation in both 2005.  There were no tax consultation fees in 2006.

   The Audit Committee has determined that the provision of audit-related services by Battelle & Battelle, LLP, is compatible with maintaining such firm’s independence.

EXECUTIVE COMPENSATION

Named Executive Officers

   This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Mr. Rediker, who is a nominee for director. Similar information regarding Mr. Rediker may be found in the section dealing with Proposal 1.

		Served As
Name	Age	Officer Since

Craig J. Brown	57	1987
Mr. Brown has been Senior Vice President, Treasurer & Chief Financial Officer since March 1995.
Joseph P. Morgan, Jr.	47	2003

   Mr. Morgan has been Vice President, Chief Technology Officer & General Manager, On Demand Solutions, since December 2005. From January 2003 to December 2005, he served as Vice President, Chief Technology Officer. He was President and Chief Executive Officer of SMARTworks, LLC, a wholly owned subsidiary of the company, from July 2001 until January 2003. From January 2001 to July 2001, Mr. Morgan was President and Chief Executive Officer of Transvision, Inc.

Kathryn A. Lamme	60	1998

   Ms. Lamme has served as Senior Vice President, General Counsel & Secretary of the company since April 2006, having served as Vice President, General Counsel & Secretary from April 2002. From April 1998 to April 2002, she was Vice President, Secretary & Deputy General Counsel.

Thomas M. Furey	42	2006

   Mr. Furey was elected as Vice President, Chief Supply Chain Officer and General Manager, Document & Label Solutions in April 2006.  He joined the company in May 2004 as Vice President, Manufacturing Operations, Document & Label Solutions.  From December 2004 to April 2006, he served as Vice President & General Manager, Document & Label Solutions. Prior to joining the company, Mr. Furey was Director, Process Technology and Quality for the Fasson Roll North America division of Avery Dennison from January 2002 to September 2002, and was Director of Operations, Avery Dennison Fasson Roll North America from September 2002 to May 2004.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion of our executive compensation policies and practices includes:

•

An overview of the compensation committee of our board of directors and its general philosophy

•

A discussion of the overall objectives of our compensation program for executive officers

•

A discussion of all material components of compensation, particularly for the five named executive officers listed in the Summary Compensation table.

Compensation Committee Overview and General Philosophy

Our compensation committee is composed solely of independent directors.  They have the overall responsibility for establishing and implementing our compensation program for executive officers, including determining specific compensation levels.  Our compensation committee has the authority under its charter to engage the services of outside advisors, and has engaged an independent consulting firm, Semler Brossy Consulting Group LLC, to advise it on matters related to executive compensation and to assist them in establishing our executive compensation program.  Neither our chief executive officer nor any other member of management votes on matters before the compensation committee; however, the compensation committee may request the views of our chief executive officer on compensation matters, particularly as they relate to compensation of the other named executive officers.

As a company, our fundamental objective is to create shareholder value, through both stock price appreciation and dividends to our shareholders.  Our executive officer compensation program is designed to serve this objective by aligning management incentives with the interests of our shareholders.  The philosophy of our compensation committee is that the design of our compensation program should:

•

Reflect the Company’s strategy, whether in support of turnaround, sustainability, or growth

•

Attract, motivate, and retain key contributors.

In 2005, our compensation committee used Semler Brossy to help them establish the following guiding principles under which they analyze and establish executive officer compensation and incentives:

•

Total compensation should be positioned between the 35th and 75th percentiles of the competitive market based on an assessment of each executive officer role’s required contribution to successful strategy execution

•

Annual incentives should pay at target for target performance and above target for exceeding key financial and strategic goals

•

Long-term incentives should make up a significant portion of total compensation, relate to financial performance metrics that drive long-term value creation, and serve as a means to retain key performers and contributors

•

Long-term incentives should also provide executive officers with an ownership stake in the Company, but can also be designed to include non equity-based compensation if business circumstances dictate this need.

Compensation Components

We compensate our executive officers through a mix of base salary, annual cash incentive awards, and long-term equity compensation, designed to be externally competitive, internally fair, and linked to the Company’s strategy and financial performance.

In 2005, Semler Brossy helped our compensation committee design and implement a process to be used in setting executive officer compensation.  As independent consultants, they help our compensation committee determine the relevant competitive market value for our executive officers, link the appropriate drivers of successful strategy execution to each executive officer role, and set the appropriate compensation levels.

Our compensation setting process uses the following multi-step approach in which, working closely with their independent compensation consultant, our compensation committee:

•

Identifies the competitive market values of total compensation and the separate components of pay, e.g. base salary, annual cash incentive awards, and equity-based compensation

•

Assigns to each executive officer role, a rating evaluating the strategic value to the Company

•

Considers the performance evaluation of each executive officer received from the Chief Executive Officer.  Our compensation committee performs its own evaluation of the Chief Executive Officer.

First, for competitive market comparisons, our compensation committee benchmarks against the following sources to allow them to make comparisons of market values of executive officer compensation, primarily for base salary and equity based compensation.

1.

General industry companies (broad cross section of US companies) at or near our size.

2.

A primary peer group that includes 10 public companies that are both in our industry and are of similar to slightly larger size, and have similar business characteristics.  This peer group includes: Pitney Bowes, Inc., Ikon Office Solutions, Inc., United Stationers, Inc., Cenveo, Inc., Deluxe Corporation, Banta Corporation, Bowne & Company, Inc., John H. Harland Company, Consolidated Graphics, Inc., and Ennis, Inc.  The criteria used to develop this primary peer group included:

•

Companies meeting similar size criteria defined as annual revenues between $500 million to $5 billion in revenue with market values of $300 million to $1 billion

•

Companies in our industry with similar business characteristics defined as industrial and manufacturing companies that are classified as commercial printing or office services and supplies, and services companies.

The committee’s practice is to consider both sources in developing competitive values, determining on a position-by-position basis which comparison had the most relevance.  Only the general industry data was used in setting compensation for 2007 because consolidation in our industry has resulted in changes in peer incumbents and practices that are contributing to distortions in the primary peer group competitive data.  Periodically, our compensation committee also evaluates pay practices at divisions of larger competitors and other companies with a low public float, although this was not done in setting compensation for 2006.  These evaluations have not led to any material changes.

Next, the committee rates each executive officer role on its strategic value to the Company, recognizing the different impact each role has on strategy achievement.  For the last three years, ratings have reflected a role’s contribution to:  growing revenue, improving return on investment, driving necessary change and innovation, and protecting assets.  The compensation committee rates the degree to which a role maintains, enables, or optimizes our ability to meet these strategic objectives and financial goals.  Based on this internal assessment, compensation levels for the executive officer roles are targeted between the 35th and 75th percentiles of the competitive market peer group value.  The strategic assessments are updated each year and upon appointment of a new officer.

The following chart indicates the target compensation levels for the five named executive officer roles in 2006.  The target is intended to be reached over time.  Currently our CEO is below this level by his own choice.  Two Vice Presidents are currently paid below these levels because the executive officers are relatively new to their positions.

Role	Competitive Target Percentile
President and Chief Executive Officer (CEO)	75th
Senior Vice President, Chief Financial Officer, and Treasurer (CFO)	50th
Senior Vice President, General Counsel and Secretary (General Counsel)	50th
Vice President, Chief Technology Officer & General Manager, On Demand Services	50th
Vice President, Chief Supply Chain Officer & General Manager, Document and Label Solutions	50th

Note that target can and does vary by component, particularly for the annual cash incentive award, which is set at a uniform level for all executive officers (other than the CEO) to reinforce a team orientation.

As a final step, our chief executive officer evaluates each executive officer taking into account the following factors: performance relative to job responsibilities (including compliance in the case of the CFO and General Counsel), key financial achievements, contributions to the leadership team, overall leadership, and retention risk.  Our compensation committee considers the results of the performance evaluations.  The compensation committee also evaluates the Chief Executive Officer’s management and leadership, taking into account the following factors:  progress versus goals for the year, contributions to strategic planning and execution, financial acumen in running the business, board relations, overall leadership, management development, and management of operations.

Allocation of Compensation Components

Our compensation committee believes that compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our company’s performance, should be primarily performance-based.  In making this allocation, they rely in part upon the advice of Semler Brossy and the results of their benchmarking discussed above.  As a general guideline, components of compensation for our five named executive officers generally are allocated as follows:

Base Salary	Annual Cash Incentive Award	Long-term Equity Grants
40%	30%	30%

At present, however, the mix of compensation varies by executive officer and favors short-term performance in several cases due to the following factors:

•

Mr. Rediker’s request to limit his overall compensation and his long-term equity grants, given the company’s stage in implementing its strategy

•

Long-term equity grants for Messers. Morgan and Furey, two new executive officers who will be moved towards competitive levels over time. We plan to increase long-term equity incentives in a deliberate manner to recognize the importance of these roles and the demonstrated performance and contributions of these executives.

•

Aggressive competitive increases in compensation levels for chief financial officers that we have not matched in full.

Base salary generally provides competitive benefits consistent with our benchmarking.  Annual cash incentive compensation, by contrast, is designed to vary significantly with the Company’s financial performance and ability to pay.  Annual cash incentive thresholds are established to ensure improvement from year to year.  Annual and long-term incentive goals are generally linked.

Long-term incentives are equity-based to reinforce alignment with shareholder interests.  Equity compensation is weighted to award more value through performance-based restricted shares than stock options because we believe performance-based restricted stock better reinforces the urgency of achieving financial performance goals over the next few years.  In an effort to balance the motivational aspects of the performance-based restricted stock plan with retention, grantees of restricted stock receive dividends during the vesting period and may vote these shares.  Stock options continue to reinforce the importance of increasing stock price over the longer-term.

Performance-based restricted stock and stock option awards are intended to complement one another.  The performance-based restricted stock award builds value in two ways: 1) company performance determines whether the shares are earned or not 2) stock price performance determines the ultimate value of the awards.  If performance-based restricted stock targets are achieved, and the stock price increases, over time, the stock options will have value.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deduction for compensation paid to a company’s chief executive officer and certain other executives. An exception is provided for “performance-based” compensation. Our annual cash incentive awards, stock options and restricted stock awards all qualify as performance-based compensation under the Code.

Base Salary

Base salary is designed to compensate executive officers for fulfilling their basic job responsibilities and to aid in their attraction and retention.  Our chief executive officer is the only executive officer who has a contractual agreement.  His agreement, executed in October 2000, set his base salary at no less than $670,000 per year during the term of his employment.  For 2006, his base salary was set at $728,000.

Our compensation committee reviews and approves executive officer’s base salaries annually.  For 2005, at executive management’s request, base salaries were frozen, with no increases granted except for Ms. Lamme who received an increase in base salary when she assumed additional responsibility for Human Resources.  As business conditions improved during 2005, the base salary of the named executive officers was increased for 2006 as follows:

Executive Officer	Base Salary Increase Amount	2006 Base Salary After Increase
	($)	($)
Dennis L. Rediker	28,000	728,000
Craig J. Brown	11,500	291,000
Kathryn A. Lamme	25,000	275,000
Joseph P. Morgan, Jr.	12,900	273,000
Tom Furey	20,000	240,000

Variations in officer increases reflect differences in current compensation versus competitive target compensation and individual performance.  No attempt was made to make up for foregone 2005 increases.  The base salary for our chief financial officer was increased by $29,000 for 2007 to address a shortfall versus targeted competitive pay levels.  The base salaries for all other executive officers will remain the same for 2007 except for the cash perquisite accounts discussed below that were eliminated and added to base salary compensation.

Annual Cash Incentive Awards

Annual cash incentive award levels are established for each position’s level within the Company based on a percentage of base salary (award level.)  Annual cash incentive award levels for all executive officers other than our CEO, whose award level is 75% of base salary, equal 50% of base salary.  Uniform award levels are intended to promote teamwork and therefore are not necessarily benchmarked against our peer group analysis.

Our practice is to award annual cash incentive awards to executive officers under the Management Incentive Compensation Plan (Incentive Plan) based upon objective performance goals established by the Compensation Committee.  Goals are established each year depending on the relevant business focus of the Company for the year.  In 2006, the performance goal established was an adjusted pre-tax earnings from continuing operations amount.  The calculation begins with pre-tax earnings from continuing operations, excluding payout of the award, and is adjusted to eliminate asset impairments, restructuring charges, and amortization of prior years’ pension losses due to the non-operational nature of these items.  Our compensation committee can, at their discretion, exclude other items from the calculation, or to approve awards in the event that the goal is not achieved.  No such discretion was used in 2006.

We do not believe that an “all or nothing” approach is appropriate for the short-term annual cash incentive awards.  Rather the performance goals are scaled so that the executive officer can receive part of an award in the event that acceptable, but not the desired, results are achieved.  As shown in the table below, a threshold level of adjusted pre-tax earnings from continuing operations must be attained in order for executive officers to earn any annual cash incentive award (Minimum).  At executive management’s request,

2006 budgeted financial performance would yield slightly less than a 50% payout of the award.  The full award is not paid until the adjusted pre-tax earnings from continuing operations amount after payout of the annual cash incentive is sufficient on an after tax basis to cover the dividend (Target.)   Executive officers can earn up to a 150% payout if we exceed the Target which we subjectively concluded was a “stretch” goal.  The table below shows the approximate payouts, stated as a percentage of the award level.

2006 Annual Cash Incentive Goals

	Minimum	Target	Maximum
Adjusted pre-tax earnings from continuing operations*	$36,061,000	$56,690,000	$70,798,000
Incentive payout % earned	25%	100%	150%

*Calculated before payout of annual cash incentive awards.  2006 financial performance met the minimum performance level, generating the payouts included in the Summary Compensation Table.

Our compensation committee has not considered whether it would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid.  However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to any material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our chief executive officer and chief financial officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

Equity Compensation

Our compensation committee also administers the 2002 Equity Incentive Plan (Equity Incentive Plan.)  Our practice has been to grant equity-based awards to attract, retain, motivate, and reward our executive officers, and to encourage their ownership of an equity interest in us.  The company encourages stock ownership by executives, but does not have any formal stock ownership guidelines.

We determine the fair value of restricted stock and exercise price of stock options based on the closing price of our stock on the last trading day prior to the date of compensation committee approval (grant date).  Beginning in November 2006, fair value will be determined as the closing price for our stock on the date of grant.  With the exception of significant promotions, new hires, and other discretionary awards, in recent years grants of restricted stock and stock options for all employees were generally awarded by the compensation committee annually at its first meeting of the year in February.  This timing allows the compensation committee to take into account the availability of audited financial results for the prior year and determine grants to individual employees based in some part on individual performance.  As a general rule, this meeting occurs one or two days before the prior year financial results are released to the public, February 22, 2006 for last fiscal year, and February 21, 2007 for this fiscal year.  This timing is not designed to take advantage of material inside information.  Rather it is a function of the compensation committee and board of directors’ meeting schedules, which are determined months in advance, and the availability of fiscal year-end financial results for use in recommending specific grant levels.  On occasion, the compensation committee makes grants at other times during the year.

In prior years, executive officers and other members of management received grants of restricted stock that were service-based.  To further focus executive officers’ efforts on our financial results and continue to align executive and shareholder interests, we awarded performance-based restricted stock in early 2005 to executive officers.  The grants were part of an incentive plan award for a three-year performance period (2005-2007.)  The value of the grants was split 60%/40% between a one-time grant of performance-based restricted stock and annual stock option grants to be awarded between 2005 and 2007, to allow us to adjust for changes in individual performance and contributions.  This three-year time period corresponds with our business plans.  Ms. Lamme and Mr. Brown received additional performance-based restricted stock awards and stock option grants in 2006 to better align their compensation with an increase in competitive compensation levels.  Mr. Furey also received a supplemental grant of performance-based restricted stock in 2006 as a result of his promotion to executive officer.

The annualized value of the performance-based grants, taken together with the expected value of the annual stock option awards, was intended to provide each executive officer with a target grant that, consistent with our competitive benchmarking is based on the assessment of market, internal strategic value, retention risk, individual performance, and individual stage in role.  All of these factors influence individual grants, which vary from officer to officer.

Vesting of all of the performance-based restricted stock awards is also contingent upon the achievement of an adjusted earnings from continuing operations amount that is similar to the Target amount used for the 2006 annual cash incentive award, except it includes the payout of the award.  The calculation begins with pre-tax earnings from continuing operations, including payout of the award, and is adjusted to eliminate asset impairments, restructuring charges, and amortization of prior years’ pension losses due to the non-operational nature of these items.  The adjusted earnings amount equates to $.92 cents per share on an after tax basis.  However, this is an “all or nothing” award.  Portions (30%) of an individual’s award would have vested in 2006 if the operating earnings target had been achieved by 2006.  Grants will be forfeited if the goal is not met by the end of 2007.  Because the three-year performance cycle is nearing an end, our compensation committee will decide whether to continue with the current design or pursue a new long-term incentive design beginning in 2008.

Perquisites

In December 2006, cash perquisite accounts were eliminated and added to base salary compensation for 2007.  The only perquisite for officers, including executive officers, in 2006 was $18,000 to be used for car expenses, club memberships, and financial and tax planning. Club memberships foster community and business relations, while the other perquisites provide personal benefits to participants. Executive officers participate in our healthcare and other benefit programs on the same terms as other employees.  Our use of perquisites as a component of compensation is limited and largely based on historical practices and policies of our Company.  Our compensation committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites.

Retirement Plans

We provide supplemental retirement benefits to our executive officers in order to remain competitive, attract key personnel, and retain existing executive officers.  We have a supplemental defined benefit plan designed to supplement retirement benefits from qualified and non-qualified defined benefit plans.  However, our underlying qualified defined benefit plan was closed to new employees in 2001.  As a result, we had several executive officers who do not participate in defined benefit plans, but who participated in our 401(k) savings plan.  Accordingly, in 2006, we adopted a supplemental defined contribution executive plan designed to supplement benefits available under the 401(K) savings plan.  This plan is effective January 1, 2007 and only executive officers hired after 2000 may participate in this plan.  Of the named executive officers, Joseph P. Morgan, Jr. and Thomas M. Furey will participate in this plan; Craig J. Brown and Kathryn A. Lamme participate in the supplemental and underlying defined benefit plans.  Mr. Rediker’s employment contract provides him with a supplemental retirement benefit equal to 50% of his final average base salary, offset by amounts earned under our current plans and payments from a past employer.

The new plan also gives the compensation committee the flexibility to structure arrangements to attract new hires, for example, by crediting additional years of service.  No executive officer, however, has been credited with additional years of service to date.  Both supplemental plans focus on rewarding long-service officers, who have made important contributions to the company over time.  This is accomplished through a 10-year cliff vesting provision that only rewards those who have remained with the company for that time.

We also provide executive officers the ability to defer a portion of their base salary and annual cash incentive awards on a tax-deferred basis.  We do not currently provide any matching contribution to this plan.

Supplemental retirement and deferred compensation opportunities are also benchmarked to provide provisions generally consistent with industry practices.

As discussed in more detail under “Potential Payments upon Termination or Change in Control”, Mr. Rediker’s employment agreement, as well as a number of the retirement plans and other benefit plans provide for payments and/or vesting of benefits under certain circumstances in connection with termination of employment and a change in control.  The triggering events for payments and vesting of benefits in the various agreements and plans are relatively common for agreements and plans of this nature, and are designed to provide for fair treatment of the participants under the various circumstances and to reasonably reward the participants for their loyalty and commitment to the Company.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement issued in connection with the 2007 Annual Meeting of Shareholders.

 The Compensation Committee:

 F. David Clarke, III (Chairman through December 7, 2006))

 Roy W. Begley, Jr.   (Chairman beginning December 7, 2006)

 Sherrill W. Hudson

 Ann Scavullo

 John Q. Sherman, II

Summary Compensation Table

The following table contains information regarding compensation earned in, or with respect to, fiscal 2006 by:

•

Our chief executive officer

•

Our chief financial officer

•

Our three other most highly compensated executive officers

We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary	Restricted Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
			(1)	(1)	(2)	(3)	(4)
Dennis L. Rediker
President and Chief Executive Officer	2006	728,000	363,077	47,837	181,866	411	27,900	1,349,091
Craig J. Brown
Senior Vice President, Treasurer and Chief Financial Officer	2006	291,000	271,829	25,922	48,464	-	19,320	656,535
Kathryn A. Lamme
Senior Vice President General Counsel and Secretary	2006	275,000	263,363	25,510	45,800	121,794	19,104	750,571
Joseph P. Morgan, Jr.
Vice President, Chief Technology Officer and General Manager, On Demand Solutions	2006	273,000	96,847	12,153	45,467	23,882	27,900	479,249
Tom Furey
Chief Supply Chain Officer and Vice President and General Manager of Document and Label Solutions	2006	239,231	52,066	10,432	39,843	258	18,900	360,730

1.

Represents the amount of compensation expense recorded in 2006 related to restricted stock and option awards to our named executive officers. Compensation expense is calculated in accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payment, which we refer to as SFAS 123(R), but does not include any impact of estimated forfeitures.  See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 31, 2006 for discussion of the relevant assumptions used to determine fair value.  The amounts shown do not represent amounts paid to the named executive officers.  The majority of compensation expense shown above for restricted stock awards is for performance-based awards that may be forfeited in the event the performance goal is not met by the end of 2007.

2.

Represents annual cash incentive awards earned during the year under our Management Incentive Compensation Plan.  Annual awards for 2006 were based upon the attainment of financial goals for the year and represent a payout percentage of approximately 33% of target.  These amounts were paid in 2007 upon approval of our Compensation Committee in February 2007.

3.

Reflects the total change in actuarial present value of the named executive officers’ accumulated benefits under all retirement plans in which they participate.  The amounts are calculated by (a) assuming mortality according to the RP2000 mortality table and (b) applying a discount rate of 5.75% per year to determine the actuarial present value of the accumulated benefit at January 1, 2006 and December 31, 2006.  See further discussion under the “Pension Benefits” table. No named executive officer received preferential or above-market earnings on deferred compensation.

4.

The table below shows the components of other compensation.

Name	Year	Company Contribution to Tax-Qualified 401(K) Plan	Perquisites	Total
		($)	($)	($)
		(1)	(2)
Dennis L. Rediker	2006	9,900	18,000	27,900
Craig J. Brown	2006	1,320	18,000	19,320
Kathryn A. Lamme	2006	1,104	18,000	19,104
Joseph P. Morgan, Jr.	2006	9,900	18,000	27,900
Tom Furey	2006	9,900	9,000	18,900

1.

The 401(k) Savings Plan has two methods for determining the percentage match from the Company.  Under the original method, we match ten cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan.  The original method is used in connection with the traditional pension retirement formula of The Stanreco Retirement Plan.  Mr. Brown and Ms. Lamme are covered by this formula.  Messrs. Rediker, Morgan and Furey are covered by the second method applicable to all employees joining the Company after January 1, 2000, the date on which no new entrants were allowed into the traditional pension retirement formula.  Under the second method, we will match seventy-five cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan.  The match vests after three years of service with the Company.

2.

We have established cash perquisite accounts in the amount of $18,000 for each of the named executive officers to be used for club memberships, car expense, financial and tax planning and similar expenses.  Tom Furey became on officer in April, 2006 and received a pro-rata amount.

Grants of Plan-Based Awards in 2006

The following table contains information related to:

•

Cash amounts that could have been earned in 2006 by our named executive officers under the terms of our Management Incentive Compensation Plan if certain financial goals were obtained

•

Performance-based restricted stock awards granted by our compensation committee that could be earned in 2007 if financial performance goals are obtained

•

Service-based restricted stock and stock option awards granted by our compensation committee, reflected on an individual grant basis.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (4)	Closing Market Price of Option Awards at Grant Date	Grant Date Fair Value(5)
Name	Grant Date	Threshold	Target	Maximum	Target
		($)	($)	($)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Dennis L. Rediker	-	136,500	546,000	819,000
	2/22/2006					-	34,059	17.00	17.01	112,149

Craig J. Brown	-	36,375	145,500	218,250
	2/22/2006				15,614	-	-	-	-	265,438
	2/22/2006					-	24,000	17.00	17.01	79,027

Kathryn A. Lamme	-	34,375	137,500	206,250
	2/22/2006				19,283	-	-	-	-	327,811
	2/22/2006					-	24,878	17.00	17.01	81,918

Joseph P. Morgan, Jr.	-	34,125	136,500	204,750
	2/22/2006					-	8,887	17.00	17.01	29,263

Tom Furey	-	29,904	119,616	179,424
	2/22/2006					2,000	-	-	-	34,000
	2/22/2006						5,000	17.00	17.01	16,464
	4/27/2006				6,927	-	-	-	-	92,129
	4/27/2006		-		-	-	4,280	13.30	13.30	10,513

1.

Represents the threshold, target, and maximum annual cash incentive award amounts that could have been earned in 2006 under our Management Incentive Compensation Plan as described in the Compensation Discussion and Analysis under “Annual Cash Incentive Awards”.  No awards were available below the threshold performance level.

2.

Represents grants of performance-based restricted stock granted under the Long Term Incentive Plan for executive officers.  Initial grants were made in 2005.  Mr. Furey received a pro-rata grant when he became an officer in April 2006.  Mr. Brown and Ms. Lamme received additional grants in 2006 to better align their compensation with an increase in competitive compensation levels.

3.

Represents service-based restricted stock granted to Mr. Furey pursuant to our annual grant program for non-officers under the 2002 Equity Incentive Plan.

4.

Represents the closing stock price on the last trading day prior to the grant date which we historically have used to determine the exercise price.

5.

Represents the grant date fair value of stock options and restricted stock granted under our 2002 Equity Incentive Plan in 2006.  The fair value is calculated based on the grant date fair value of the award as determined under SFAS 123(R) for financial reporting purposes times the number of shares granted and does not represent amounts paid to the executive officers for the year.  Fair value for stock options is determined using the Black-Scholes Model.  See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 31, 2006 for discussion of the relevant assumptions used to determine fair value.

Mr. Rediker is the only executive officer with an employment agreement.  His agreement, executed in October 2000, set Mr. Rediker’s base salary at no less than $670,000 per year during the term of his employment.  It also provided an annual cash incentive award for 2000, which could be adjusted up or down in subsequent years.  Initial grants of restricted stock and stock options were made in 2000, in lieu of equity-based awards during the years 2000 through 2004.

Vesting of the performance-based restricted stock awards is contingent upon the achievement of an adjusted earnings from continuing operations amount as discussed under “Equity Compensation” in the Compensation Discussion and Analysis.  Grants will be forfeited if the goal is not met by the end of 2007.  The service-based restricted stock received by Mr. Furey in February 2006, prior to his becoming an executive officer, vest 25% each year upon the anniversary of the grant date. Restricted stock awards include the right to receive dividends at the rate paid all shareholders, and the right to vote the stock.

Grants of stock options were made to executive officers in February 2006.  These options vest 25% each year upon the anniversary of the grant date.  The term of these options is ten years.  Other material terms of restricted stock and stock option awards are described in the section “Potential Payments upon Termination and Change in Control.”

As reflected in the summary compensation table above, the salary received by each of our named executive officers as a percentage of their total compensation for 2006 was as follows:  Mr. Rediker, 54%; Mr. Brown 44.3%; Ms. Lamme 36.6%; Mr. Morgan 57%; and Mr. Furey 66.3%.

Outstanding Equity Awards

The following table contains information related to unexercised stock option awards and unvested restricted stock awards held by each of our named executive officers at December 31, 2006.

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
	(#) Exercisable	(#) Unexercisable	($)		(#)	($)	(#)	($)
Dennis L. Rediker	50,000	-	17.60	8/26/2008	-	-	66,200	794,400
	16,870	-	12.00	11/1/2010	-	-	-	-
	11,025	33,075	12.89	2/23/2015	-	-	-	-
	-	34,059	17.00	2/22/2016	-	-	-	-
Craig J. Brown	5,000	-	35.31	12/26/2007	729	8,748	40,614	487,368
	50,000	-	34.13	2/13/2008	-	-	-	-
	17,500	-	17.60	8/26/2008	-	-	-	-
	5,000	-	30.25	12/29/2008	-	-	-	-
	5,000	-	15.44	2/16/2010	-	-	-	-
	45,000	-	12.63	12/13/2010	-	-	-	-
	10,000	-	19.47	12/12/2011	-	-	-	-
	17,500	-	22.87	2/13/2012	-	-	-	-
	21,875	-	20.16	2/5/2013	-	-	-	-
	18,590	-	18.01	2/18/2014	-	-	-	-
	4,175	12,525	12.89	2/23/2015	-	-	-	-
	-	24,000	17.00	2/22/2016	-	-	-	-
Kathryn A. Lamme	6,000	-	17.60	8/26/2008	250	3,000	41,383	496,596
	2,000	-	30.25	12/29/2008	-	-	-	-
	2,000	-	15.44	2/16/2010	-	-	-	-
	9,000	-	12.63	12/13/2010	-	-	-	-
	3,000	-	19.47	12/12/2011	-	-	-	-
	5,000	-	22.87	2/13/2012	-	-	-	-
	7,500	-	20.16	2/5/2013	-	-	-	-
	10,000	-	18.01	2/18/2014	-	-	-	-
	3,700	11,100	12.89	2/23/2015	-	-	-	-
	-	24,878	17.00	2/22/2016	-	-	-	-
Joseph P. Morgan, Jr.	17,050	-	18.01	2/18/2014	458	5,496	16,400	196,800
	11,000	-	17.60	8/26/2008	-	-	-	-
	17,050	-	20.16	2/5/2013	-	-	-	-
	2,725	8,175	12.89	2/23/2015	-	-	-	-
	-	8,887	17.00	2/22/2016	-	-	-	-
Tom Furey	3,500	3,500	12.35	5/28/2014	3,525	42,300	6,927	83,124
	875	2,625	12.89	2/23/2015	-	-	-	-
	-	5,000	17.00	2/22/2016	-	-	-
	-	4,280	13.30	4/27/2016	-	-	-

1.

 The vesting date of each option is listed in the table below by expiration date.

Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date

12/26/2007	12/26/2001	12/12/2011	12/31/2004
2/13/2008	2/13/2002	2/13/2012	12/31/2004
8/26/2008	12/31/2004	2/5/2013	12/31/2004
12/29/2008	12/29/2002	2/18/2014	12/31/2004
2/16/2010	2/16/2004	2/23/2015	2/23/2009
11/1/2010	11/1/2004	2/22/2016	2/22/2010
12/13/2010	12/13/2004	4/27/2016	4/27/2010

2.

Restricted stock grants for Mr. Brown, Ms. Lamme, and Mr. Morgan vest in 2007.  Restricted stock grants for Mr. Furey vest as follows:  2007-1,175 shares; 2008-1,175 shares; 2009-675 shares; and 2010-500 shares.

3.

The stock price used to calculate values in the above table is the closing price at December 29 2006, $12.00 per share.

4.

All of the shares shown are performance-based restricted shares that will vest on December 30, 2007 if the previously described performance objective is met.

Option Exercises and Stock Vested

In 2006, none of our named executive officers exercised any stock option awards that were granted to them.  The following table contains information related to restricted stock awards held by each of our named executive officers that vested during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
	(#)	($)
Dennis L. Rediker	20,000	253,000
Craig J. Brown	8,187	112,780
Kathryn A. Lamme	3,166	42,889
Joseph P. Morgan, Jr.	5,208	71,036
Tom Furey	675	9,483

Pension Benefits

The following table contains information regarding the present value of the accumulated benefits for our named executive officers under our retirement plans as of December 31, 2006, the same date used for financial reporting purposes.  Assumptions used in the calculated amounts include (a) mortality according to the RP2000 mortality table, (b) future compensation increases of 3.5%, (c) a retirement age equal to the earliest time at which the executive could retire without any reduction in benefits and (d) applying a discount rate of 5.75% per annum.  For further discussion of assumptions used in calculating accumulated benefits, see Note 13 to our Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006.  There were no payments made under these plans during 2006.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
		(#)	($)
Dennis L. Rediker	Stanreco Retirement Plan (1)	5	40,785
	Non-Qualified Retirement Plan (1)	5	115,645
	Officers' Supplemental Non-Qualified Plan	7	434,210
	Supplemental Retirement Agreement	7	1,299,776
Craig J. Brown	Stanreco Retirement Plan	32	806,221
	Non-Qualified Retirement Plan	32	989,550
	Officers' Supplemental Non-Qualified Plan	20	835,485
Kathryn A. Lamme	Stanreco Retirement Plan	9	207,948
	Non-Qualified Retirement Plan	9	48,784
	Officers' Supplemental Non-Qualified Plan	9	260,874
Joseph P. Morgan, Jr.	Stanreco Retirement Plan (1)	4	31,084
	Non-Qualified Retirement Plan (1)	4	9,979
	Officers' Supplemental Non-Qualified Plan	6	22,303
Tom Furey	Stanreco Retirement Plan (1)	1	6,120
	Non-Qualified Retirement Plan (1)	1	590

(1) Includes years of credited service through December 31, 2004 at which time benefits were frozen.  See discussion below.

The Stanreco Retirement Plan (Qualified Plan) is our qualified defined benefit pension plan.  The Qualified Plan has two benefit formulas.  The traditional formula covers plan participants hired before January 1, 2000, including Mr. Brown and Ms. Lamme.  The traditional formula provides a defined benefit calculated as 1.3 percent of final average pay (average of highest five years of base and annual cash incentive), times years of credited service.  Normal retirement age is 65, but unreduced benefits are available at age 62.  An early, actuarially-reduced retirement benefit may be taken with ten years of service at ages 55 to 62.  Plan participants can elect payment in the form of a lump sum or annuity.

The Qualified Plan also had a pension equity formula applicable to participants hired between January 1, 2000 and December 31, 2004, at which time the formula was frozen.  Messrs. Rediker, Morgan, and Furey participated in that formula.  Benefits shown in this table for these three executives under the Stanreco Retirement Plan are calculated under the pension equity formula.  These participants do not earn any additional benefit credits; however, their lump sum earns 4% interest annually until termination with the Company.

The Non-Qualified Retirement Plan supplements the Qualified Plan, and is available to all Qualified Plan participants who are affected by limits imposed by the Tax Reform Act of 1986, including executive officers.  It provides retirement benefits that would have been payable from the Qualified Plan but for such limits.  Benefits are calculated using the same underlying formula, traditional or pension equity, discussed above, and all features of the Non-Qualified Retirement Plan mirror the Qualified Plan.

The Officers’ Supplemental Non-Qualified Retirement Plan provides additional retirement benefits based on years of credited service as an executive officer in excess of five years.  It is intended to be a competitive benefit to attract and retain talented executive leadership.  It provides a defined benefit calculated as 3.05 percent of final average pay (the average of the highest five years of base and annual incentive), times years of officer service in excess of five years. The plan was amended effective January 1, 2007, to provide that retirement benefits will be paid out to the participant or survivor in ten annual installments.  Prior to this amendment, retirement benefits were paid in the form of a life annuity, ten years certain.  The plan contained a provision that fully vested all participants in benefits earned under the plan, upon amendment, suspension or termination of the plan.  Therefore, the plan amendment effective January 1, 2007, had the effect of vesting participants with less than ten years of officer service.  This included Ms. Lamme.

The sum of annual benefits payable under these retirement plans cannot exceed more than 50% of the executive officer’s final average pay.

We have a Supplemental Retirement Agreement with Mr. Rediker which supplements his benefits under the plans in which he participates.  The Supplemental Retirement Agreement ensures that Mr. Rediker will receive annual retirement benefits equal to a percentage of the average of base salary paid to him in his final three years of employment.  Mr. Rediker’s length of service as Chief Executive Officer qualifies him for supplemental retirement benefits totaling 50% of his average annual base salary.  The Supplemental Retirement Plan provides that retirement benefits which Mr. Rediker receives from prior employment with other companies shall be netted against our obligation to pay 50% of average annual base salary.  The amount shown for Mr. Rediker’s Supplemental Retirement Agreement is the result of netting amounts owed from prior employers, and amounts due from us under the other plans listed in the above table in which Mr. Rediker participates.

We do not fund or contribute to The Non-Qualified Retirement Plan, The Officers’ Supplemental Non-Qualified Retirement Plan, or the Supplemental Retirement Agreement, but we accrue for projected benefits and pay benefits from general corporate assets.

Effective January 1, 2007, we adopted The Supplemental Executive Retirement Plan for executive officers who are not in the traditional formula of the Qualified Plan.  Messrs. Morgan and Furey were designated to participate in the new plan, but not in the Supplemental Non-Qualified Retirement Plan.  The new plan is further discussed in the Compensation Discussion and Analysis.

None of the retirement plans in place at the end of 2006 provide flexibility to enhance the years of service or other components of the formula other than by plan amendment.  We have not enhanced years of service or other components of the formulas for any executive officer.

Mr. Brown is eligible for early retirement under all three plans in which he participates.  These plans provide that a participant may elect to retire upon attaining age fifty-five with ten years of credited service.  The benefit payable upon early retirement is subject to a reduction factor of five percent (5%) for each year the participant is under age 62.

Nonqualified Deferred Compensation

The following table contains information related to our named executive officers’ participation in our nonqualified deferred compensation plan.  There were no contributions or withdrawals by, or distributions to, the named executive officers in 2006.

Name	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Balance at Last Fiscal Year End (2)
	($)	($)
Craig J. Brown	(45,394)	272,446
Kathryn A. Lamme	16,757	160,515

1.

Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the Summary Compensation Table.

2.

Of this total, $______________________ and $ _____________________ were previously reported for Mr. Brown and Ms. Lamme in the Summary Compensation Table for previous years

We maintain The Standard Register Company Deferred Compensation Plan (Deferred Plan) for all highly-compensated employees, including executive officers.  Mr. Brown and Ms. Lamme are the only named executive officers that participate in this plan.  The Deferred Plan permits the executive officer to defer receipt of up to 100% of their annual cash incentive award and up to75% of base salary on a basis that is not tax-qualified.

We do not currently provide any matching contribution to this plan.  Benefits are paid from general company assets.  The Company has set aside funds in a Rabbi Trust in an amount substantively equal to the liability to participants in the Deferred Plan.  Payments to participants would be made from this Rabbi Trust in the event of a change in control or a change of heart by management.

Deferred balance accounts are credited with earnings according to the “deemed investment” directed by the participant.  Participants can select one or more mutual funds or other investments similar to those offered in our qualified 401(K) Savings Plan.  The participant’s investment return rate from those mutual funds or other investments is credited monthly to the participant’s deferred account.  Participants may change their deemed investments at any time, both for their current balances, and for future deferral.

The deferral account balances shown on this table are“pre-2005” deferrals, not subject to the rules enacted pursuant to Section 409(A) of the Internal Revenue Code, which was added as part of the American Jobs Creation Act of 2004.  In-service withdrawals are permitted, but only 90% of the account balance may be withdrawn during employment.  The remaining 10% is forfeited.  Upon termination of employment for other than death, disability or retirement, the entire account balance is paid to the participant in a lump sum.  Upon retirement, death or disability, the participant may elect either a lump sum payment or payment in installments over fifteen years.

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each named executive officer or their estate if there had been a change in control or employment had been terminated on December 31, 2006, under various circumstances.  The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2006.  Under our vacation policy, the named executive officers would not receive payment for 2007 vacation unless they were employed at January 1, 2007.  Any vested stock options held by the named executive officers at December 31, 2006 would have been exercisable; however, at December 31, 2006, no stock options were in-the-money for any of the named executive officers.  Accordingly, no value for stock options is included in the tables below.

While the definition of change of control varies among our various plans, in general a “change of control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

Dennis L. Rediker	Retirement	Voluntarily Quit	Death	Disability	Termination Without Cause	Termination For Cause	Involuntary Termination In Connection with Change of Control
Base Salary	-	-	-	-	728,000	-	728,000
Qualified Plan (2)	40,785	40,785	20,393	40,785	40,785	40,785	40,785
Non-Qualified Plan (2)	115,645	115,645	57,823	115,645	115,645	115,645	115,645
Officers Supplemental Non-Qualified Plan	-	-	217,105	434,210	434,210	-	434,210
Supplemental Retirement Plan	1,733,986	1,733,986	866,993	1,299,776	1,299,776	-	1,299,776
Restricted Stock - Performance-Based (4) (5)	-	-	-	-	-	-	794,400
Annual Cash Incentive Award (6)	181,866	-	181,866	181,866	181,866	181,866	546,000

Craig J. Brown	Retirement	Voluntarily Quit	Death	Disability	Termination Without Cause	Termination For Cause	Involuntary Termination In Connection with Change of Control
Base Salary (1)	-	-	-	-	291,000	-	291,000
Qualified Plan (2)	850,000	850,000	425,000	850,000	850,000	850,000	850,000
Non-Qualified Plan (2)	1,050,000	1,050,000	525,000	1,050,000	1,050,000	1,050,000	1,050,000
Officers Supplemental Non- Qualified Plan	900,000	900,000	450,000	900,000	900,000	900,000	900,000
Restricted Stock - Service-Based (3) (5)	-	-	8,748	8,748	-	-	8,748
Restricted Stock - Performance-Based (4)(5)	-	-	-	-	-	-	487,368
Annual Cash Incentive Award (6)	48,464	-	48,464	48,464	48,464	48,464	145,500
Deferred Compensation Plan (2)	272,446	272,446	272,446	272,446	272,446	272,446	272,446

Kathryn A. Lamme	Retirement	Voluntarily Quit	Death	Disability	Termination Without Cause	Termination For Cause	Involuntary Termination In Connection with Change of Control
Base Salary (1)	-	-	-	-	275,000	-	275,000
Qualified Plan (2) (7)	207,948	207,948	103,974	207,948	207,948	207,948	207,948
Non-Qualified Plan (2) (7)	48,784	48,784	24,392	48,784	48,784	48,784	48,784
Officers Supplemental Non-Qualified Plan	-	-	130,437	260,874	-	-	-
Restricted Stock - Service-Based (3) (5)	-	-	3,000	3,000	-	-	3,000
Restricted Stock - Performance-Based (4) (5)	-	-	-	-	-	-	496,596
Annual Cash Incentive Award (6)	45,800	-	45,800	45,800	45,800	45,800	137,500
Deferred Compensation Plan (2)	160,515	160,515	160,515	160,515	160,515	160,515	160,515

Joseph P. Morgan Jr.	Retirement	Voluntarily Quit	Death	Disability	Termination Without Cause	Termination For Cause	Involuntary Termination In Connection with Change of Control
Base Salary (1)	-	-	-	-	273,000	-	273,000
Qualified Plan (2)	31,084	31,084	15,542	31,084	31,084	31,084	31,084
Non-Qualified Plan (2)	9,979	9,979	4,990	9,979	9,979	9,979	9,979
Officers Supplemental Non-Qualified Plan	-	-	11,152	22,303	-	-	-
Restricted Stock - Service-Based (3) (5)	-	-	5,496	5,496	-	-	5,496
Restricted Stock - Performance-Based (4) (5)	-	-	-	-	-	-	196,800
Annual Cash Incentive Award (6)	45,467	-	45,467	45,467	45,467	45,467	136,500

Tom Furey (8)	Retirement	VoluntarilyQuit	Death	Disability	Termination Without Cause	Termination For Cause	Involuntary Termination In Connection with Change of Control
Base Salary (1)	-	-	-	-	240,000	-	240,000
Restricted Stock - Service-Based (3) (5)	-	-	42,300	42,300	-	-	42,300
Restricted Stock - Performance-Based (4) (5)	-	-	-	-	-	-	83,124
Annual Cash Incentive Award (6)	39,843	-	39,843	39,843	39,843	39,843	120,000

1.

As discussed below, with the exception of Mr. Rediker, we do not guarantee that any of the named executive officers would receive any severance payments.  For purposes of this table only, we have assumed the named executive officer would receive one year of base salary.

2.

Amounts calculated for the Qualified Plan, Non-Qualified Plan, and Deferred Compensation Plan assume a lump-sum method of payment.

3.

Vesting accelerates for service-based restricted stock upon retirement if the executive officer is over 62 years of age, or upon death, permanent disability, or change in control.

4.

As of December 31, 2006, the performance target for the performance-based restricted shares had not yet been met.  Vesting accelerates for performance-based restricted stock upon a change in control, whether or not the performance target is met.

5.

The stock price used to calculate values in the above tables is the closing price at December 29 2006 of $12.00 per share.

6.

Assumes that if the named executive officer is employed on December 31, 2006, they were employed through the end of the incentive period.

7.

Amounts represent the actuarial accumulated benefits due under the plan.  The named executive officer would not be eligible to receive benefits until attainment of retirement age.

8.

There is no retirement benefit listed for Mr. Furey.  He does not have the required five years of vesting credit in the plans in which he participates.

Severance Benefits

We believe that companies should provide reasonable severance benefits to employees.  With respect to executive officers, these severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

Chief Executive Officer - Mr. Rediker is the only executive officer with a written severance plan which is contained in his employment agreement.  Under his agreement, we may terminate the Agreement at any time upon twelve months’ notice.  The Company may accelerate the termination date if it pays Mr. Rediker his annual base salary (less any amount paid between the notice date and the accelerated date), the amount of any previously approved but unpaid bonuses, and an amount which fairly compensates him for the loss of non-cash benefits, including retirement benefits, that Mr. Rediker would have received had he continued to work until the scheduled termination date.  In determining the value of the non-cash benefits, the Compensation Committee may use as a basis for its determination the average cost to the Company of providing comparable coverage to other employees.  The Company may terminate the Agreement for cause with pay only accrued to the date of termination.  “Cause” means the occurrence of any of the following (i) theft, fraud, embezzlement or similar behavior, (ii) a material breach by Mr. Rediker of his Employment Agreement, (iii) commission of a felony or act evidencing moral turpitude, or (iv) refusal or neglect to comply with lawful orders of the Board.

Other Executive Officers - We have generally provided separation benefits to executive officers who are asked to leave the Company for reasons other than cause.  Such separation benefits are not contractual, and are subject to approval by our board of directors.  We consider factors such as length of service, individual accomplishments and performance, and the value of benefits forfeited through termination.  In most cases, separation benefits are not available for executive officers who resign or retire unless such resignation or retirement is requested by us.  In the past, we have granted separation benefits to departing executive officers generally equal to one year of base compensation at their current base salary.  Over the years, there have been slight variations or additions to this practice, including outplacement counseling, continuation on the payroll for purposes of benefit eligibility, and stock award vesting.  Our board of directors has not adopted any policy with respect to executive officer separation benefits, and there is no guarantee that any executive officer termination in the future will be handled in the same way as past terminations.  As a condition of receiving separation benefits, a departing executive officer is required to release all claims against us, and reaffirm his or her contractual obligations regarding confidentiality, non-competition, non-solicitation of company employees, and non-disparagement.

Retirement Plans

In the event of termination, the named executive officers are entitled to receive any benefits that they would otherwise be entitled to under the Company’s 401(K) plan, the Qualified Pension Plan, the Non-Qualified Retirement Plan, and the Officers’ Supplemental Non-Qualified Retirement Plan.  Benefits under these plans generally are not affected by whether a participant’s employment terminates with or without cause.  However, under the Officers’ Supplemental Non-Qualified Retirement Plan any unpaid portion of a participant’s benefit is forfeited if the participant is convicted of a felony during or arising from the participant’s employment with the Company, engages in competition with the Company after termination of employment with the Company or discloses the Company’s confidential information.

Under Mr. Rediker’s Employment Agreement with the Company, Mr. Rediker’s retirement benefits under the above referenced plans are supplemented so as to ensure that his annual retirement benefits are equal to 50% of his annual base salary.  The difference between his annual base salary and the amount Mr. Rediker would have received under his normal retirement benefits is referred to as the supplemental benefit.  However, the Agreement provides that amounts he received from certain retirement plans of former employers are netted against the Company’s obligation to pay 50% of the annual based salary.  Mr. Rediker will forfeit all of his supplemental benefit if he fails to use reasonable best efforts to receive all amounts he is entitled to under the retirement plans of a former employer or if he breaches his non-solicitation or non-competition obligations under the Employment Agreement.  Under Mr. Rediker’s Employment Agreement, in the event of Mr. Rediker’s death prior to retirement, his surviving spouse is entitled to receive 50% of that portion of Mr. Rediker’s supplemental benefits at the date of his death.

Other Benefit Plans

Under our Deferred Compensation Plan, upon death, disability, or retirement, we will pay to the named executive officer, or their beneficiary, the balance of their account determined pursuant to the plan.  The amount will be paid, as elected by the executive officer, either in a lump sum or in annual installments, with interest, over a period of 15 years.  If an election is not made, the benefit is paid in a lump sum.  Upon termination of employment for reasons other than death, disability, or retirement, we will pay the executive officer in a lump sum the balance of his account determined pursuant to the plan.  Mr. Brown and Ms. Lamme are the only named executive officers who have balances under the Deferred Compensation Plan.

Under our Management Incentive Compensation Plan, if an executive officer’s employment terminates for any reason other than due to death or disability during the incentive period, the balance of any unpaid incentive awards will be forfeited by the executive officer.  If an executive officer’s employment terminates due to death or disability during the incentive period, a prorated amount of any unpaid incentive awards will be payable to the executive officer if the performance goals are achieved.  An executive officer who remains employed through the incentive period, but is terminated prior to the payment date, is entitled to receive any incentive award payable to the executive officer if the performance goals are achieved.  All the named executive officers participate in the Management Incentive Compensation Plan.

Incentive options and nonqualified options are treated similarly under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan in the event of termination of employment.   The exercisable portion of any option will terminate ninety days after termination of employment other than for cause and the unexercisable portion will terminate upon the date of termination.  All nonqualified options continue to vest and be exercisable after termination in accordance with their terms if the termination is due to retirement after age 62, death or permanent and total disability.  All incentive options which have been outstanding for at least 12 months will vest entirely and be exercisable upon termination if the termination is due to retirement after age 62, death or permanent and total disability.  All options terminate immediately if employment is terminated for cause or if the employee violates any written employment or non-competition agreement with the Company.  All the named executive officers have options under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan.

Under the 2002 Equity Incentive Plan, upon termination of employment of a participant, all unvested shares of restricted stock are forfeited by the participant, provided, however, if the participant leaves the Company as a result of normal retirement after age 62, or due to death or permanent disability (i) service-based restrictive shares immediately vest and (ii) performance restrictive shares continue to be subject to the vesting provision.  All of the named executive officers have restricted stock under the 2002 Equity Incentive Plan.

Change in Control

Under Mr. Rediker’s Employment Agreement, if a change of control occurs and Mr. Rediker is not offered a position with the resultant business on terms as favorable as those under the Employment Agreement, then Mr. Rediker has the right to terminate his employment under the Agreement and receive payment equal to the amount he would receive if terminated without cause.  In addition, Mr. Rediker would also receive suitable outplacement services at the Company’s expense.

Under the Non-Qualified Retirement Plan, in the event of a change of control a participant’s benefit under the plan immediately becomes fully vested, and a sum sufficient to fund the participant’s benefit is irrevocably contributed by the Company in cash to the SRC Trust for the Deferred Compensation Plan no later than the effective date of the change in control and is used to pay the benefits as they become due and payable.  All of the listed executive officers are participants in the Non-Qualified Retirement Plan.

Under the Deferred Compensation Plan, in the event of an involuntary termination as a result of a change in control, the participant may receive his benefit based upon his written election.  If no election has been made prior to a change in control, the amount will be paid in five approximately equal annual installments commencing in January of the subsequent years.

Under the Management Incentive Compensation Plan, if a change of control occurs (i) each participant who is employed by the Company immediately before the change of control is entitled to receive a payment equal to his target incentive award for the incentive period that includes the date of the change of control and (ii) any incentive award that becomes payable to the participant for that incentive period, to the extent it is duplicative of the amount received under (i) above will be reduced by the prior payment.

Under the1995 Stock Option Plan and the 2002 Equity Incentive Plan, in the event of a change in control, stock options granted under the plans become immediately exercisable in full.  Under the 2002 Equity Incentive Plan, shares of restricted stock granted under the plan are immediately vested.

The change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan provides that upon the involuntary termination of employment of a participant by the Company or its successor within one year after a change of control, the plan will pay the participant his benefit in a single lump sum approximately 6 months after termination.  Involuntary termination following a change of control means the participant was not offered a similar position in responsibility and compensation as he held prior to the change in control or his normal place of work is relocated more than 50 miles away and within 6 months of the change of control the participant voluntarily terminates his employment.  However, the change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan were not effective until January 1, 2007.  The Supplemental Executive Retirement Plan has a similar change of control provision however that plan was not effective until January 1, 2007.

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.  As discussed above, Mr. Rediker is entitled to certain payments upon termination of his employment, including termination following a change in control of the Company.  Under the terms of his contract, Mr. Rediker is not entitled to any payment that would be an excess parachute payment.  Accordingly, the Company’s tax deduction would not be disallowed under Section 280G, and no excise tax would be imposed under Section 4999.

Director Compensation

The following table contains information concerning the compensation earned in 2006 by our non-employee directors.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
	($)	($)	($)
Roy W. Begley, Jr.	55,750	-	55,750
F. David Clarke III	63,750	-	63,750
Sherrill W. Hudson	62,167	-	62,167
Ann Scavullo	66,500	-	66,500
John J. Schiff, Jr.	46,500	-	46,500
John Q. Sherman, II	52,833	-	52,833

(1)

As of December 31, 2006 each of the directors had 4,000 vested options outstanding to purchase company stock.

Non-employee members of our board of directors receive an annual fee of $25,000 for serving on the board of directors, and $1,000 for each board of directors meeting attended.  Messrs. Granzow and. Rediker did not receive any fees for serving as a member of the board of directors and the Executive Committee.  Non-employee board members also receive additional compensation for serving on board committees as follows:

•

Compensation Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750.  Members of the Compensation Committee are:  Roy W. Begley, Jr., F. David Clarke, III, Sherrill W. Hudson, Ann Scavullo, and John Q. Sherman, II.  Mr. Clarke served as Chairman for all the Compensation Committee meetings held in 2006.  In December 2006, Mr. Begley was elected Chairman of the Committee.

•

Corporate Governance and Nominating Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750.  Members of the Corporate Governance and Nominating Committees are:  Roy W. Begley, Jr., Ann Scavullo, and John Q. Sherman, II.  Mr. Begley was Chairman for all the Corporate Governance and Nominating Committee meetings held in 2006.  In December 2006, Mr. Sherman was elected Chairman of the Committee.

•

Audit Committee members receive an annual retainer fee of $7,500, and a per-meeting fee of $1,000.  Members of the Audit Committee are:  Sherrill W. Hudson, Chairman and F. David Clarke, III, Ann Scavullo, and John J. Schiff, Jr., members.

•

Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended.  Members of the Executive Committee through December 2006 were:  Paul H. Granzow, Chairman, and  F. David Clarke, III, and Dennis L. Rediker, members.  Following Mr. Granzow’s death in December 2006, the Board appointed members of the Executive Committee as follows:  F. David Clarke, III, Chairman, with Sherrill W. Hudson and Dennis L. Rediker as the other members.

•

For most of 2006, the chairmen of the Compensation, Corporate Governance and Nominating, and Audit Committees received an additional annual fee of $3,000.  Effective October 2006, the retainer for the chairmen of the Audit and Compensation Committees was raised to $10,000 per year, and the retainer for the chairmen of the Corporate Governance and Nominating Committee was raised to $5,000 per year.  In December 2006, the retainer for the chairmen of the Corporate Governance and Nominating Committees was raised to $10,000 per year.  Also in December 2006, the annual retainer for the new non-executive Chairman of the Board was set at $100,000.  The Chairman of the Board does not receive any Committee, meeting, or other fees.

Our directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, and are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.  In addition to cash compensation, each non-employee board member is eligible to receive stock incentives under the 2002 Plan.

Our late Chairman, Paul H. Granzow, was an executive officer of the Company, but not a named executive officer.  As noted above, Mr. Granzow received no additional compensation for services provided as a director.

PROPOSAL 2:  Proposed amendment to the Company’s Code of Regulations

   The company's shares are traded on the New York Stock Exchange (NYSE), and the company is therefore required to comply with all applicable NYSE listing standards.  In August, 2006, the United States Securities and Exchange Commission approved a change to the NYSE listing standards that requires listed securities to be eligible for a Direct Registration System ("DRS") operated by a securities depository.  A DRS allows an investor to establish, either through the issuer's transfer agent or through the investor's broker-dealer, a book-entry, or “uncertificated” securities position on the books of the issuer and to electronically transfer that securities position between the transfer agent and the broker-dealer through facilities administered by a registered clearing agency, such as a securities depository.  Currently, the Depository Trust Company is the only registered clearing agency operating a DRS.  Beginning January 1, 2008, all equity securities listed on the NYSE will be required to be DRS eligible.

   Under applicable Ohio law, a corporation’s Board of Directors may authorize the issuance of uncertificated securities under prescribed circumstances, unless the Articles of Incorporation or Code of Regulations provide otherwise.  The company’s Articles of Incorporation and Code of Regulations do not directly address this issue, and the company believes its Board of Directors has the authority to allow the use of uncertificated shares.  However, the Board believes it would be prudent to amend the company’s Code of Regulations to provide express authority for uncertificated shares.

   At the annual meeting, a proposal to amend Article I, Sections 1 and 2 of the company's Regulations to read as set forth on Exhibit A to this Proxy Statement will be placed before the shareholders for their consideration:

   The affirmative vote of the holders of at least a majority of the company's outstanding voting power is required to approve the proposal.  Abstentions and broker nonvotes will therefore have the same effect as votes against the proposal.

   The board of directors recommends a vote FOR the amendment to the Regulations.  Proxies solicited by the Board will be voted FOR the proposal unless shareholders specify a contrary choice in their proxies.

Independent Auditors

    A representative of Battelle & Battelle, LLP, Certified Public Accountants, our auditors for 2006, will be present at the annual meeting.  The representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

   The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

 OTHER MATTERS

 Solicitation Expenses

   The company will pay the costs to solicit proxies. These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

 Shareholder Proposals for 2008 Annual Meeting

   Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2008 annual meeting of shareholders must be received by our Secretary at 600 Albany Street, Dayton, Ohio 45408, on or before November 16, 2007. The 2008 annual meeting of shareholders will be held on April 25, 2008. The form of proxy we distribute for the 2008 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2008 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to February 1, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Senior Vice President, General Counsel
& Secretary
Dayton, Ohio

The Standard Register Company

Annual Meeting of Shareholders

The Standard Register Company

600 Albany Street

Dayton, Ohio 45408

April 26, 2007

11:00 a.m. Eastern Daylight Savings Time

Proposed Amendment to Article I of the Code Of Regulations –Uncertificated Shares

Current Language

ARTICLE I

SHARES

Section I.  Certificate for Shares.  Each shareholder of the corporation, whose stock is paid up, shall be entitled to have issued to him in his name or in the name of a nominee of his choosing and designated by him in writing delivered to the Secretary of the corporation an appropriate certificate or certificates certifying the number of paid-up shares of the corporation's capital stock of each authorized class issued to him and registered in his name or in the name of his nominee on the corporate books.  Where such shareholder's stock interests are held in trust by Trustees duly appointed, qualified and acting, such shares shall be issued in the name of such Trustee or Trustees and/or their successor trustee or trustees.  The corporation will furnish and maintain, or cause to be furnished and maintained, through registrars and transfer agents appointed for the purpose, appropriate and sufficient certificates of each class of stock authorized by the Articles of Incorporation, together with stock records correctly reflecting the ownership of all shares of each class issued and outstanding.  Each certificate shall be issued in the numerical order of its class, shall be consecutively numbered within its class and shall be signed by the President and by the Secretary, or in their absence, by any Vice President and by any Assistant Secretary of the corporation.  Where a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the corporation may be facsimile, engraved, stamped or printed.  Although any officer of the corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered.  A full and separate record shall be maintained for certificates of each class and each certificate as issued shall be entered on the stock records of the appropriate class therefor, which records shall show the number of each certificate, the number and class of shares represented thereby, the date of issuance, the name of the stockholder and, if the certificate be issued upon a transfer of shares, the name of the person from whom transferred and the serial number and class of each certificate surrendered for transfer.

Section 2.  Transfer of Shares.  Subject to any applicable provisions of law or of the Articles, or of these Regulations, transfer of shares of the corporation shall be made only upon its books upon surrender by the holder thereof and duly authorized by him in person or by his attorney in fact, and  must be accompanied by the surrender of the certificates properly endorsed, containing appropriate signature guaranties, and accompanied by appropriate documentary tax stamps or funds for the payment of applicable transfer taxes.  Certificates so surrendered shall be cancelled and the corporation shall make or shall cause its transfer agents to make appropriate entry of all such transfers upon the stock records of the corporation.

Proposed Language

ARTICLE I

SHARES

Section I.  Certificate for Shares.  Each shareholder of the corporation, whose stock is paid up, shall be entitled to have issued to him in his name or in the name of a nominee of his choosing and designated by him in writing delivered to the Secretary of the corporation an appropriate certificate or certificates certifying the number of paid-up shares of the corporation's capital stock of each authorized class issued to him and registered in his name or in the name of his nominee on the corporate books.  Where such shareholder's stock interests are held in trust by Trustees duly appointed, qualified and acting, such shares shall be issued in the name of such Trustee or Trustees and/or their successor trustee or trustees.  The corporation will furnish and maintain, or cause to be furnished and maintained, through registrars and transfer agents appointed for the purpose, appropriate and sufficient certificates of each class of stock authorized by the Articles of Incorporation, together with stock records correctly reflecting the ownership of all shares of each class issued and outstanding.  Each certificate shall be issued in the numerical order of its class, shall be consecutively numbered within its class and shall be signed by the President and by the Secretary, or in their absence, by any Vice President and by any Assistant Secretary of the corporation.  Where a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the corporation may be facsimile, engraved, stamped or printed.  Although any officer of the corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered.  A full and separate record shall be maintained for certificates of each class and each certificate as issued shall be entered on the stock records of the appropriate class therefor, which records shall show the number of each certificate, the number and class of shares represented thereby, the date of issuance, the name of the stockholder and, if the certificate be issued upon a transfer of shares, the name of the person from whom transferred and the serial number and class of each certificate surrendered for transfer. Notwithstanding anything to the contrary contained in this Article I, the Board of Directors also may provide by resolution that some or all of any or all classes and series of shares of the corporation shall be uncertificated shares; provided, however, that such resolution shall not apply to (a) shares represented by a certificate until such certificate is surrendered to the corporation in accordance with applicable provisions of Ohio law or (b) any certificated security of the corporation issued in exchange for an uncertificated security in accordance with applicable provisions of Ohio law.

Section 2.  Transfer of Shares.  Subject to any applicable provisions of law or of the Articles, or of these Regulations, transfer of shares of the corporation shall be made only upon its books upon surrender by the holder thereof and duly authorized by him in person or by his attorney in fact, and, if such shares are issued in certificate form, must be accompanied by the surrender of the certificates properly endorsed, containing appropriate signature guaranties, and accompanied by appropriate documentary tax stamps or funds for the payment of applicable transfer taxes.  Certificates so surrendered shall be cancelled and the corporation shall make or shall cause its transfer agents to make appropriate entry of all such transfers upon the stock records of the corporation.